Exhibit 99.1

American Midstream Appoints Peter Fasullo
to the Board of Directors of its General Partner

DENVER, CO – June 15, 2016 - American Midstream Partners, LP (NYSE: AMID) (the "Partnership") today announced the appointment of Peter Fasullo to the board of directors of its general partner, which is controlled by an affiliate of ArcLight Capital Partners, LLC (“ArcLight”), and the resignation of Rose Robeson, effective June 14, 2016.

“We thank Rose for her leadership and significant contributions to the Partnership since 2014,” stated Lynn Bourdon, Chairman, President and Chief Executive Officer. “Rose has been a trusted advisor to the board of directors and the Partnership. Her financial leadership and participation on the Audit Committee were invaluable following the transition of the ownership of the general partner to ArcLight. We wish her well in her new endeavor.”

Mr. Fasullo will serve as an independent director and as a member of the Audit Committee. Mr. Fasullo has 40 years of experience in the midstream and refining industries and currently serves as a Principal of En*Vantage, Inc., a leading energy investment and strategic management consulting firm.

“We are pleased to welcome Peter to the board and look forward to leveraging his industry expertise as we execute our strategy to further expand our presence as an integrated midstream provider and deliver long-term sustainable cash flow growth,” continued Mr. Bourdon. “Peter’s track record as an executive of and advisor to organizations that are leading industry players complements our strategic growth efforts currently underway.”

Mr. Fasullo co-founded En*Vantage, Inc., in March 1999, an energy investment and strategic management consulting firm that provides advisory services to energy and financial companies, having advised more than 300 clients in the energy and financial industries. In March 2016, En*Vantage was cited by Morgan Stanley as a leading energy consultancy. Prior to forming En*Vantage, Mr. Fasullo was with Valero Energy in various executive management positions in Valero’s midstream and refining businesses from 1983 to 1997. Shortly thereafter, Mr. Fasullo was hired to lead MAPCO Inc.'s corporate and business development department and helped merge MAPCO into the Williams Companies in 1998. From 1976 to 1980, Mr. Fasullo was a process engineer with M.W. Kellogg and from 1980 to 1983, he was a market consultant with PACE Consultants and Engineers advising midstream and refining companies.

Mr. Fasullo earned a Bachelor of Arts and a Master of Chemical Engineering degree from Rice University, and a MBA from the University of Houston.

Exhibit 99.1

About American Midstream Partners, LP

Denver-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact

Allysa Howell, (303) 942-2359
AHowell@AmericanMidstream.com
Investor Relations Manager

About ArcLight Capital Partners, LLC

ArcLight is one of the leading private equity firms focused on energy infrastructure investments. Founded in 2001, we helped pioneer an asset-based private equity approach to investing in the dynamic energy sector. We have invested approximately $16.5 billion in 98 transactions since inception, generating strong realized returns for our limited partners from 62 exits across diverse market cycles. Based in Boston, our 29-person investment team targets midstream, power and production opportunities with substantial growth potential, significant current income and meaningful downside protection, typically on a proprietary basis. We employ a hands-on value creation strategy that utilizes our in-house technical, operational and commercial specialists as well as our 400-person asset management affiliate. More information about ArcLight, and a complete list of ArcLight's portfolio companies, can be found at http://www.arclightcapital.com.

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of 2016 financial performance, operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," "line-of-sight," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Construction of growth projects is subject to risks beyond our control including cost overruns and delays resulting from numerous factors.  In addition, we face risks associated with the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, if consummated. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016, and Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 9, 2016. All future written and oral forward-looking statements attributable

Exhibit 99.1

to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.